Exhibit 10.14

Amendment No. 3 to the

2012 Equity Incentive Plan

      WHEREAS, MYOS RENS Technology Inc. (the “Company”) has established the 2012 Equity Incentive Plan, effective September 24, 2012 (the “Plan”);

      WHEREAS, the Company's Board of Directors (the “Board”) has the authority pursuant to Section 14(a) of the Plan to amend the Plan subject to the approval of holders of the Company's common stock (“Common Stock”), $0.001 par value per share (the “Stockholders”) entitled to vote in accordance with applicable law;

      WHEREAS, the Board desires to amend the Plan to increase the aggregate number of shares of the Company's Common Stock that may be issued under the Plan (“Amendment No. 3”); and

      WHEREAS, on November 17, 2016, the Board approved Amendment No. 3 and recommend its approval to the Stockholders;

      NOW, THEREFORE, pursuant to the power of amendment set forth in the Plan and subject to the approval of Stockholders, the Plan is hereby amended as follows effective upon the approval by the Stockholders of Amendment No. 3:

1.           The reference to “550,000 shares” in the first sentence of paragraph (b) of Section 5 of the Plan is replaced in its entirety with “850,000 shares”.

2.           A new Section 5(f) of the Plan is hereby added to read in its entirety as follows:

“Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 12), the Committee shall not grant to any one Eligible Person in any one calendar year Awards (i) for more than 1,200,000 Common Shares in the aggregate or (ii) payable in cash in an amount, when added to any cash fees paid by the Company as compensation to such Eligible Person, exceeding $2,200,000 in the aggregate.”

3.           A new Section 5(g) of the Plan is hereby added to read in its entirety as follows:

“Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 12), the aggregate value of all compensation paid or granted, as applicable, to any individual for service as a non-employee director (as defined in Rule 16b-3(b)(3) of the Exchange Act) with respect to any calendar year, including Awards granted and any cash fees paid by the Company as compensation to such non-employee director, shall not exceed $750,000 in total value. For purposes of this Section 5(g), the value of the Awards shall be based on the grant date Fair Market Value of such Awards for financial reporting purposes.”

4.           Section 11(c) of the Plan is replaced in its entirety with the following:

The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company and/or one or more Affiliates, divisions or operational units, or any combination of the foregoing, as determined by the Committee, which criteria may be based on one or more of the following business criteria: (i) revenue; (ii) sales; (iii) profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures); (iv) earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures); (v) net income (before or after taxes, operating income or other income measures); (vi) cash (cash flow, cash generation or other cash measures); (vii) stock price or performance; (viii) total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price); (ix) economic value added; (x) return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales); (xi) market share; (xii) improvements in capital structure; (xiii) expenses (expense management, expense ratio, expense efficiency ratios or other expense measures); (xiv) business expansion or consolidation (acquisitions and divestitures); (xv) internal rate of return or increase in net present value; (xvi) working capital targets relating to inventory and/or accounts receivable; (xvii) inventory management; (xviii) service or product delivery or quality; (xix) customer satisfaction; (xx) employee retention; (xxi) safety standards; (xxii) productivity measures; (xxiii) cost reduction measures; and/or (xxiv) strategic plan development and implementation. Any one or more of the Performance Criteria adopted by the Committee may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 calendar days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period and thereafter promptly communicate such Performance Criteria to the Participant.

5.           Except as hereinabove amended and modified, the Plan shall remain in full force and effect.

6.           A majority in voting interest of the stockholders present in person or by proxy and entitled to vote at the meeting of stockholders at which this Amendment No. 3 to the Plan was considered, has duly approved this Amendment No. 3 to the Plan.

IN WITNESS WHEREOF, this Amendment No. 3 to the Plan is made effective this 21st day of December, 2016.

MYOS RENS TECHNOLOGY INC.

By:	/s/ Joseph Mannello
Name: Joseph Mannello
Title: Chief Executive Officer